Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan for the registration of 1,200,000 Class A Common Shares and 100,000 Class B Common Shares of our reports dated April 29, 2011, with respect to the consolidated financial statements and schedule of American Greetings Corporation and the effectiveness of internal control over financial reporting of American Greetings Corporation included in its Annual Report (Form 10-K) for the year ended February 28, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

July 8, 2011